                                                                    Exhibit 99.1


                             [TRANSPRO LOGO OMITTED]

                                               FOR: TRANSPRO, INC.

                                               Contact:
                                               Richard A. Wisot
                                               Chief Financial Officer
                                               (203) 401-6452
FOR IMMEDIATE RELEASE
                                               Financial Dynamics
                                               Investors: Christine Mohrmann,
                                               Eric Boyriven, Kellie Nugent
                                               (212) 850-5600


         TRANSPRO, INC. REPORTS FOURTH QUARTER AND YEAR-END 2003 RESULTS
                   - MEETS FOURTH QUARTER EARNINGS GUIDANCE -
              - SIGNIFICANT YEAR-OVER-YEAR CASH FLOW IMPROVEMENT -
                      - SEES IMPROVING MARKET CONDITIONS -


NEW HAVEN, CONNECTICUT, February 26, 2004 - Transpro, Inc. (AMEX: TPR) today announced fourth quarter and year ended December 31, 2003 results.

Net sales for the fourth quarter of 2003 totaled $52.1 million, versus net sales of $51.2 million in the fourth quarter of 2002. In line with its fourth quarter earnings guidance, the Company reported a loss before taxes and cumulative effect of accounting change of $1.6 million in 2003 compared to a loss of $1.7 million in 2002.

Charles E. Johnson, President and Chief Executive Officer of Transpro, Inc., commented, "Transpro achieved fourth quarter pre-tax results that were consistent with our prior guidance and slightly better than those achieved last year. Although the quarter began with continued weakness similar to that experienced during the first three quarters of 2003, we saw increased market strength in December resulting in higher overall sales in the fourth quarter of 2003 compared to a year ago. We also achieved a significant improvement in cash flow for the year, generating cash of $8.7 million compared to an outflow last year. Most importantly, we have established a strong foundation for performance improvement. This is showcased by our recently announced new business agreements with Monaco Coach, Cummins Power Generation, NAPA and Pep Boys, as well as the improvements made to our operating infrastructure during 2003."

TRANSPRO, INC. REPORTS FOURTH QUARTER 2003 RESULTS                        PAGE 2

                                    - MORE -

Within the Automotive and Light Truck Group, net sales were $36.7 million compared to net sales of $37.3 million in the same period a year ago, reflecting the seasonal slowness in sales of the Company's air conditioning products, as well as the effect of milder than normal weather conditions in October and November, and the continuation of inventory reduction programs within Transpro's customer base. These factors offset the contributions provided by the acquisition of Fedco Automotive Components ("Fedco") at the end of 2002.

In the Heavy Duty Group, net sales for the fourth quarter of 2003 increased 10.8% to $15.4 million compared to $13.9 million in the same period last year. The group's revenue increase was primarily due to higher sales within the Company's Heavy Duty Original Equipment Manufacturer ("OEM") strategic business unit, reflecting the start-up of previously announced new customer programs. As a result of this strong revenue growth, the Company's Heavy Duty OEM business was profitable in the quarter, versus generating a loss in last year's fourth quarter. This is the second year in a row this business unit has generated profits for the Company for the full year. Revenues within the Company's Heavy Duty Aftermarket business unit decreased slightly versus the fourth quarter of last year, due to the continued difficult operating environment in the markets for these products.

Consolidated gross margin for the fourth quarter of 2003 was $8.3 million, or 15.9% of net sales, versus a consolidated gross margin of $8.6 million, or 16.8% of net sales, a year ago. The decline in gross margin reflects ongoing pricing pressure, a change in customer mix and reduced production levels in the Company's temperature control business. These production cutbacks were in response to the shorter than normal air conditioning components' selling season, which required the Company to take actions to reduce these inventories.

For the fourth quarter of 2003, selling, general and administrative expenses totaled $8.7 million, approximately equal to the same period last year. The Company reported an operating loss of $0.7 million in the fourth quarter of 2003 and 2002.

The Company recorded $0.2 million in restructuring charges during the fourth quarter of 2003 versus restructuring charges of $0.7 million in the fourth quarter 2002. The charges in 2003 primarily reflect residual severance costs from previously announced reductions in workforce, the remaining costs associated with the integration of Fedco copper/brass heater core production into the Company's Mexico facility, and branch and plant closures, all of which are in line with the Company's efforts to reduce operating costs.

In the fourth quarter of 2003, Transpro reported a consolidated net loss of $1.6 million, or $0.22 per diluted share, compared with a consolidated net loss of $0.3 million, or $0.05 per diluted share, in the same period a year ago. The fourth quarter of 2002 benefited from the recording of refundable federal income tax in the amount of $0.8 million.

For the full year 2003, the Company reported net sales of $228.7 million compared with $230.6 million a year ago. Net sales for the Automotive and Light Truck Group were $167.9 million, compared with net sales of $164.5 million in the same period last year. Net sales in the Heavy Duty Group for the full year 2003 were $60.8 million, compared with net sales of $66.0 million last year. In the Automotive

TRANSPRO, INC. REPORTS FOURTH QUARTER 2003 RESULTS                        PAGE 3

                                    - MORE -

and Light Truck segment, the impact of the acquisition of Fedco and sales resulting from new customer programs were offset by changes in customer mix, ongoing pricing pressure, a soft and shorter selling season along with continued major customer inventory reductions. In the Heavy Duty segment, new program sales gains experienced in the fourth quarter were more than offset by lower sales in the first three quarters of 2003 caused by the planned phase-out of certain OEM customer programs at the end of 2002, as well as milder than usual weather patterns and a weak general industrial market impacting the Heavy Duty Aftermarket unit.

For the full year 2003, the Company reported a consolidated gross margin of $37.7 million, or 16.5% of net sales, versus $46.3 million, or 20.1% of net sales in the previous year. Selling, general and administrative expenses totaled $38.1 million, or 16.7% of net sales, an improvement over expenses of $38.9 million, or 16.9% of net sales, a year ago.

Included in the Company's net results for both the full year 2003 and 2002 are restructuring and special charges of $1.5 million and $1.8 million (including $0.5 million classified in cost of sales), respectively. The Company's results for the full year 2003 include a tax benefit of $1.4 million, which represents refundable income taxes as a result of making tax election changes at the time of filing the Company's 2002 Federal Income Tax return. In addition, the Company's results for the full year 2002 included a tax benefit of $3.8 million resulting from the tax legislation enacted during March 2002 that included a provision allowing pre-tax losses incurred in 2001 and 2002 to be carried-back for a period of five years instead of two years, and a charge of $4.7 million, related to the cumulative effect of the write-off of goodwill as a result of the adoption of FASB Statement No. 142.

For the full year 2003, the Company reported a consolidated net loss of $4.5 million, or $0.65 per diluted share, compared to consolidated net income of $2.0 million, or $0.28 per diluted share, in the same period a year ago.

Inventory levels at the end of 2003 were $71.4 million compared to $72.0 million at the end of the third quarter of 2003 and $64.6 million at the end of 2002. While the Company experienced a decline in inventory levels from the third to fourth quarter of 2003, inventories were slightly above 2003 fourth quarter target levels as a result of softer than expected market conditions, the purchase of a competitor's inventory from a major customer and the requirement to build inventory in anticipation of new customer programs in early 2004. Inventory turns at the end of 2003 are essentially equal to the prior year. During 2004, the Company will be working to improve this performance factor.

For the full year 2003, the Company generated $8.7 million in cash from operations, compared to an outflow of $7.7 million last year. This improvement in cash from operations of $16.4 million is due primarily to improved utilization of working capital.

The Company has recently announced a number of new business programs, which include:

o An agreement with Monaco Coach Corporation under which Transpro will supply Monaco Coach with the engine cooling components for its large motor home recreational vehicle chassis. The components in the package supplied will include a radiator, the Company's patented Ultra-Seal(R) Charge Air Cooler and an oil cooler.

TRANSPRO, INC. REPORTS FOURTH QUARTER 2003 RESULTS                        PAGE 4


                                    - MORE -

o A three-year supply agreement with Cummins Power Generation, a division of Cummins Inc. under which Transpro's Heavy Duty Group will supply cooling systems for Cummins Power Generations' commercial generator sets. The state-of-the-art cooling systems supplied by Transpro will include the Company's new, patented Ultra-Seal(R) Charge Air Cooler.

o An agreement with NAPA, the Automotive Parts Group of Genuine Parts Company, under which Transpro has been named as the supplier of a new radiator program that will offer a selection of the most popular radiator models in the market covering a variety of automotive and light truck applications.

o An agreement with Pep Boys under which Transpro will become the primary supplier of Pep Boys' air conditioning product line. Effective immediately, Pep Boys will sell the complete Ready-Aire(R) Air Conditioning product line throughout its retail network.

Mr. Johnson continued, "We are committed to our five `Strategic Values?, and it is this commitment that has resulted in our ability to sharpen our business focus, reduce our costs, and expand our market position, despite the difficult market conditions we faced in 2003. While masked by some of these difficult operating conditions, the initiatives we have undertaken have benefited us during 2003, and their benefits will become more obvious as we enter 2004."

Mr. Johnson concluded, "As we move into 2004, given the lessons of 2003, we are enthusiastic about our prospects. The second half of 2003 saw total miles driven begin to return to its typical growth pattern, while the vehicle fleet continued to age, and more autos and light trucks entered the `sweet spot' age range for our products. In addition, in December 2003 and early 2004, we have begun to see anecdotal evidence of improvements in the markets we serve. These include improved ordering patterns among our customers and an increase in heavy truck shipments, which in itself points to the beginning of a recovery in the overall economy. Along with improving market conditions, our 2004 results will benefit from our recently announced new business programs, as well as a number of new product introductions that will help Transpro grow its position as an industry leader. The progress the Company has achieved over the last three years, combined with a significant reduction in first quarter product costs compared to a year ago, will position us to benefit from an improving economy as we enter 2004. While there are still challenges ahead including continued price softness, increasing raw material costs and rising fuel prices, we believe a return to more normalized buying patterns among our customers, more typical weather conditions and the continuation of a broader economic recovery, will result in a return to profitability in 2004."

TRANSPRO, INC. REPORTS FOURTH QUARTER 2003 RESULTS                        PAGE 5

                                    - MORE -

TRANSPRO, INC. is a leading manufacturer and distributor of Aftermarket and OEM heat transfer and temperature control products for automotive, truck and industrial applications.

TRANSPRO, INC.'S STRATEGIC CORPORATE VALUES ARE:

o    Being An Exemplary Corporate Citizen
o    Employing Exceptional People
o    Dedication To World-Class Quality Standards
o    Market Leadership Through Superior Customer Service
o    Commitment to Exceptional Financial Performance

FORWARD-LOOKING STATEMENTS

Statements included in this news release, which are not historical in nature, are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The Company's Annual Report on Form 10-K contains certain detailed factors that could cause the Company's actual results to materially differ from forward-looking statements made by the Company. In particular, statements relating to the future financial performance of the Company are subject to business conditions and growth in the general economy and automotive and truck business, the impact of competitive products and pricing, changes in customer product mix, failure to obtain new customers or retain old customers or changes in the financial stability of customers, changes in the cost of raw materials, components or finished products and changes in interest rates. The forward-looking statements contained in this press release are made as of the date hereof, and we do not undertake any obligation to update any forward-looking statements, whether as a result of future events, new information or otherwise.


                                - TABLES FOLLOW -

TRANSPRO, INC. REPORTS FOURTH QUARTER 2003 RESULTS                        PAGE 6




                                 TRANSPRO, INC.
                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                  (IN THOUSANDS, EXCEPT FOR PER SHARE AMOUNTS)

                                                               (UNAUDITED)
                                                              THREE MONTHS                   TWELVE MONTHS
                                                            ENDED DECEMBER 31,             ENDED DECEMBER 31,
                                                       ----------------------------   -----------------------------
                                                           2003           2002            2003            2002
                                                       --------------  ------------   --------------   ------------
Net sales                                                   $ 52,073      $ 51,209         $228,704       $230,565
Cost of sales                                                 43,809        42,595          191,037        184,315
                                                       --------------  ------------   --------------   ------------
Gross margin                                                   8,264         8,614           37,667         46,250

Selling, general and administrative expenses                   8,724         8,655           38,137         38,866
Restructuring and other special charges                          230           659            1,490          1,334
                                                       --------------  ------------   --------------   ------------
Operating (loss) income                                         (690)         (700)          (1,960)         6,050
Interest expense                                                 885         1,032            3,739          3,744
                                                       --------------  ------------   --------------   ------------
(Loss) income before taxes and cumulative effect of
     accounting change                                        (1,575)      (1,732)           (5,699)         2,306

Income tax (benefit) provision                                   (20)      (1,390)           (1,163)        (4,353)
                                                       --------------  ------------   --------------   ------------
(Loss) income before cumulative effect of accounting
     change                                                   (1,555)        (342)           (4,536)         6,659
Cumulative effect of accounting change                            --            --               --         (4,671)
                                                       --------------  ------------   --------------   ------------
Net (loss) income                                           $ (1,555)     $  (342)         $ (4,536)       $ 1,988
                                                       ==============  ============   ==============   ============
Shares outstanding:
    Basic                                                      7,106        7,044             7,106          7,001
    Diluted                                                    7,106        7,044             7,106          7,121

(Loss) income per share before cumulative effect of
  accounting change:
    Basic                                                   $ (0.22)      $ (0.05)         $ (0.65)        $  0.94
    Diluted                                                 $ (0.22)      $ (0.05)         $ (0.65)        $  0.94

Net (loss) income per share:
     Basic                                                  $ (0.22)      $ (0.05)         $ (0.65)        $  0.27
     Diluted                                                $ (0.22)      $ (0.05)         $ (0.65)        $  0.28




                                  Table 1 of 3

TRANSPRO, INC. REPORTS FOURTH QUARTER 2003 RESULTS                        PAGE 7

                                 TRANSPRO, INC.
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                                 (IN THOUSANDS)



                                                   DECEMBER 31, 2003             DECEMBER 31, 2002
                                               --------------------------     -------------------------
Accounts receivable, net                                        $ 46,056                      $ 54,724
Inventories, net                                                  71,427                        64,627
Other current assets                                               6,133                         6,458
Net property, plant and equipment                                 24,154                        26,552
Other assets                                                       9,408                         8,605
                                               --------------------------     -------------------------
Total assets                                                    $157,178                      $160,966
                                               ==========================     =========================

Accounts payable                                                $ 32,816                      $ 22,577
Accrued liabilities                                               18,134                        18,096
Total debt                                                        50,944                        59,596
Other long-term liabilities                                       11,664                        12,459
Stockholders' equity                                              43,620                        48,238
                                               --------------------------     -------------------------
Total liabilities and stockholders' equity                      $157,178                      $160,966
                                               ==========================     =========================




                                  Table 2 of 3

TRANSPRO, INC. REPORTS FOURTH QUARTER 2003 RESULTS                        PAGE 8


                                 TRANSPRO, INC.
                            SUPPLEMENTAL INFORMATION
                                 (IN THOUSANDS)


                                                       (UNAUDITED)
                                                      THREE MONTHS                       TWELVE MONTHS
                                                   ENDED DECEMBER 31,                 ENDED DECEMBER 31,
                                             --------------------------------   --------------------------------
                                                  2003              2002             2003              2002
                                             --------------    --------------   --------------    --------------
SEGMENT DATA
Net sales:
Automotive and light truck                         $36,708          $ 37,345         $167,932          $164,538
Heavy duty                                          15,365            13,864           60,772            66,027
                                             --------------    --------------   --------------    --------------
   Total net sales                                 $52,073          $ 51,209         $228,704          $230,565
                                             ==============    ==============   ==============    ==============

Operating (loss) income:
Automotive and light truck                         $    (9)         $  1,765         $  4,219          $ 14,117
Restructuring and other special charges               (176)             (106)            (864)             (206)
                                             --------------    --------------   --------------    --------------
   Automotive and light truck total                   (185)            1,659            3,355            13,911
                                             --------------    --------------   --------------    --------------
Heavy duty                                             612              (434)            (121)             (443)
Restructuring and other special charges                (54)             (553)            (626)           (1,610)
                                             --------------    --------------   --------------    --------------
   Heavy duty total                                    558              (987)            (747)           (2,053)
                                             --------------    --------------   --------------    --------------
Corporate expenses                                  (1,063)           (1,372)          (4,568)           (5,808)
                                             --------------    --------------   --------------    --------------
   Total operating (loss) income                   $  (690)         $   (700)        $ (1,960)         $  6,050
                                             ==============    ==============   ==============    ==============



CAPITAL EXPENDITURES, NET                          $ 1,821          $    833         $  5,055          $  5,333
                                             ==============    ==============   ==============    ==============





                                  Table 3 of 3


                                       END